EXHIBIT 99.1

SecOND Amendment to

J.Jill, InC.

2017 Omnibus INCENTIVE PLAN

The 2017 Omnibus Incentive Plan (the “Plan”) of J.Jill, Inc., a Delaware corporation (the “Company”), is hereby amended, effective as of June 3, 2021 (the “Effective Date”), as follows: 380,000 shares

1.	The Plan is amended to add 380,000 shares to the number of authorized shares of Common Stock reserved for issuance. With this change, Section 5(b) of the Plan is hereby amended and restated in its entirety as follows:

“(b)     Subject to Section 12 of the Plan and subsection (e) below, the following limitations apply to the grant of Awards: (i) no more than 1,227,460 shares of Common Stock may be reserved for issuance and delivered in the aggregate pursuant to Awards granted under the Plan; (ii) no more than 114,000 shares of Common Stock may be subject to grants of Options or SARs under the Plan to any single Participant during any single fiscal year; (iii) no more than 1,227,460 shares of Common Stock may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan; (iv) no more than 114,000 shares of Common Stock may be delivered in respect of Performance Compensation Awards denominated in shares of Common Stock granted pursuant to Section 11 of the Plan to any Participant for a single Performance Period (or with respect to each single fiscal year if a Performance Period extends beyond a single fiscal year), or if such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 114,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; (v) the maximum amount that can be paid to any individual Participant for a single fiscal year during a Performance Period (or with respect to each single year in the event a Performance Period extends beyond a single fiscal year) pursuant to a Performance Compensation Award denominated in cash described in Section 11(a) of the Plan shall be $5,000,000; and (vi) the maximum amount (based on the Fair Market Value of shares of Common Stock on the date of grant as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board shall be $300,000; provided, that the foregoing limitation shall not apply in respect of any Restricted Stock Units or Deferred Stock Units issued to a non-employee director in lieu of payment of cash director compensation or board or committee fees or in respect of any one-time initial equity grant upon a nonemployee director’s appointment to the Board.”

2.	In accordance with Section 14(a) of the Plan, the effectiveness of this Second Amendment to J.Jill, Inc. 2017 Omnibus Incentive Plan (this “Amendment”) is subject to the approval of the Company’s stockholders at the Company’s 2021 annual general meeting of stockholders. For the avoidance of doubt, if stockholder approval is not obtained, then this Amendment shall be void ab initio and of no force and effect.

3.	This Amendment shall not constitute a waiver, amendment or modification of any provision of the Plan not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Plan are and shall remain in full force and effect and are hereby ratified and confirmed. On and after the Effective Date, each reference in the Plan to “this Plan,” “herein,” “hereof,” “hereunder” or words of similar import shall mean and be a reference to the Plan as amended hereby. To the extent that a provision of this Amendment conflicts with or differs from a provision of the Plan, such provision of this Amendment shall prevail and govern for all purposes and in all respects.

IN WITNESS WHEREOF, the undersigned, being authorized by the Board of Directors of the Company (the “Board”) to execute this Amendment, as evidenced by the approval and adoption of this Amendment by the Board, has executed this Amendment as of the date first written above.

J.JILL, INC.

By:	/s/ Vijay Moses
Vijay Moses Vice President, General Counsel and Secretary

[Signature Page to Second Amendment to J.Jill, Inc. 2017 Omnibus Incentive Plan]